Exhibit 99.1

Sevcon, Inc. 155 Northboro Road Southborough, MA 01772

For Immediate Release
SEVCON REPORTS 24% GROWTH IN REVENUES FOR FIRST QUARTER FISCAL 2012

Sales Driven by Higher Demand for On-Road Electric Vehicle Products
Earnings Grow to $0.08 per Diluted Share

SOUTHBOROUGH, Mass., Jan. 24, 2012 -- Sevcon, Inc. (Nasdaq: SEV) reported financial results for the first quarter of fiscal 2012 ended December 31, 2011.

First Quarter fiscal 2012 Results Summary

●
Revenues increased 24% to $8.5 million from $6.9 million in the first quarter of fiscal 2011, reflecting increased shipment volumes. Foreign currency exchange rates were similar to last year and had little effect on reported sales.

●
Operating expense increased by $395,000 from the first quarter of fiscal 2011 to $2.7 million. In the first quarter of 2011 Sevcon received a UK government grant that reduced reported engineering expense by $217,000. Investment in sales and engineering resources during the first quarter of fiscal 2012 was the major cause of the $178,000 increase on a comparable basis.

●	Sevcon reported operating income for the first quarter of fiscal 2012 of $252,000, compared with $33,000 in the same quarter last year.

●	Net income was $284,000, or $0.08 per diluted share, in the first quarter of fiscal 2012, compared with $5,000, or breakeven, a year earlier.

Management Comments

“Business with new customers in the on-road electric vehicle sector and continued demand for aerial work platform and forklift truck applications combined to accelerate Sevcon’s top-line growth and improved our profitability in the first quarter of fiscal 2012,” said President and CEO Matt Boyle. “This was a strong sales quarter for us in Europe and the Asia Pacific region. Contributing significantly to this growth were several new relationships with manufacturers of innovative zero-emissions vehicles for production in volume, including electric scooters, four-wheel drive electric all-terrain vehicles, and electric city cars.”

“Our results this quarter also were driven by growth in engineering revenue from major global automotive OEMs, who are increasingly turning to Sevcon for world-class capabilities in electric vehicle power electronics and drivetrain technology,” Boyle said. “In addition, we made significant advances in product development, highlighted by the release of new on-road variants of our Gen4 range of controllers, which have been highly successful in expanding our presence in the on-road electric vehicle market globally. For example, we were awarded a contract to supply pioneering Gen4-based drivetrain control technology for a new range of utility and all-terrain vehicles being manufactured in China by the Zhejiang Xinyang Industry Co. Ltd. In addition, we partnered with several larger companies in key applications, including a rare earth element, material reduction project with Cummins Generator Technologies.”

“Our first-quarter results demonstrate that we are executing successfully on our strategy to supplement sales to our customers in the industrial vehicle segment by capitalizing on opportunities in the on-road electric vehicle sector,” said Boyle. “Looking forward, we remain optimistic about continued 2012 growth on both the top and bottom lines.”

First Quarter Fiscal 2012 Financial Highlights

     (in thousands except per share data)

	Three months ended December 31, 2011 (unaudited)	January 1 2011 (unaudited)

Net sales	$8,515	$6,883

Operating Income	252	33

Income before income taxes	373	6

Net Income	$284	$5

Basic Income per share	$.09	$.00

Diluted Income per share	$.08	$.00

Average shares outstanding	3,313	3,285

Summarized Balance Sheet Data

	(in thousands of dollars)
	December 31, 2011 (unaudited)	September 30, 2011 (derived from audited statements)

Cash and cash equivalents	$306	$1,797
Receivables	6,783	5,952
Inventories	7,794	7,478
Prepaid expenses and other current assets	1,147	1,281
Total current assets	16,030	16,508
Long-term assets	6,394	6,439
Total assets	$22,424	$22,947

Current liabilities	$5,240	$6,010
Liability for pension benefits	7,593	7,634
Other long-term liabilities	1,802	1,813
Stockholders’ equity	$7,789	7,490
Total liabilities and stockholders’ equity	$22,424	$22,947

About Sevcon, Inc.
Sevcon is a world leader in the design and manufacture of microprocessor based controls for zero emission electric and hybrid vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions and to optimize the energy consumption of the vehicle's power source. The Company supplies customers throughout the world from its operations in the USA, the U.K., France and the Asia Pacific region and through an international dealer network. Sevcon's customers are manufacturers of on and off-road vehicles including cars, trucks, buses, motorcycles, fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers and other electrically powered vehicles. For more information visit www.sevcon.com

Forward-Looking Statements
Statements in this release about Sevcon’s prospects for fiscal 2012 are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those we anticipate. In particular: global demand for electric vehicles may not grow as much as we expect; our customers’ products may not be as successful as those of other entrants in the electric vehicle market who are supplied by our competitors; and we are dependent on a few key suppliers and subcontractors for most components, sub-assemblies and finished products, and we may not be able to establish alternative sources of supply in time if supplies are interrupted.  Please see the company’s most recent forms 10-K and 10-Q on file with the SEC for further information regarding Sevcon’s risk factors.

Contact:
David Calusdian	Matt Boyle

Sharon Merrill Associates	President and CEO
1 (617) 542 5300	1 (508) 281 5503
dcalusdian@InvestorRelations.com	matt.boyle@Sevcon.com